SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549


                        FORM 8-K


                     CURRENT REPORT


         Pursuant to Section 13 or 15(d) of the
            Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported)
                     April 29, 1999



                    LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)



Delaware                0-27610          11-2882328
(State or other        (Commission    (IRS Employer
jurisdiction            File No.)     Identification Number)
of incorporation)


      7840 Montgomery Road, Cincinnati, Ohio         45236
     (Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code: (513)792-9292


                             N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

On April 29, 1999 the Registrant issued the attached press release announcing net income of $1,630,000, or $0.04 per basic and diluted share for the first quarter of 1999.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits


     99.1     Press Release dated April 29, 1999


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 LCA-VISION INC.



Date: April 30, 1999              By:/s/Larry P. Rapp
                                       Larry P. Rapp,
                                       Chief Financial Officer

COMPANY CONTACTS             INVESTOR RELATIONS CONTACTS
LCA-Vision Inc.              Lippert/Heilshorn & Associates, Inc.
Dr. Stephen N. Joffe,        Bruce Voss (Bruce@lhai.com)
Chairman & CEO               (310) 575-4848
Larry Rapp, VP-Finance       Ruth Abeshaus (Ruth@lhai.com)
& CFO                        (212) 838-3777
(513) 792-9292


FOR IMMEDIATE RELEASE

    LCA-VISION REPORTS $0.04 PER SHARE PROFIT FOR FIRST QUARTER

Increased Procedures Fuel Operating Profit of $1.6 Million

CINCINNATI (April 29, 1999) - LCA-Vision Inc. (NASDAQ: LCAV), a leading U.S. based provider of laser vision correction services, today reported results for the 1999 first quarter.

For the three months ended March 31, 1999, LCA-Vision reported net income of $1,630,000, or $0.04 per basic and diluted share, compared with a net loss of $1,636,000, or $0.04 per basic and diluted share, in the comparable period last year. Total revenues for the first quarter of 1999 were $13,867,000, compared with revenues of $7,209,000, for the same period last year, an increase of 92%.

On a sequential basis, first quarter 1999 net income increased $1,383,000, from $247,000 or the $0.01 per basic and diluted share, which was reported in the fourth quarter of 1998. In addition, first quarter 1999 revenues increased over 40% from $9,871,000, reported in the fourth quarter of 1998.

"We continue to see tremendous growth and acceptance of the laser vision correction industry as more and more people experience its numerous benefits. Our profitability continues to reflect the strong procedure volume growth previously reported this month along with the ongoing reception of the benefits that our centers offer to our patients," said Stephen Joffe, M.D., chairman and chief executive officer of LCA-Vision. "The year over year revenue growth of over $6.5 million combined with the strong operating cost controls resulted in our first operating profit of $1.6 million and EBITDA of $2.3 million."

LCA-Vision operates laser vision correction centers in the U.S., Canada and Europe, which are supported by a network of 600 physicians and 800 referring optometrists. Since inception, more than 50,000 laser vision correction procedures have been performed at the Company's centers. For additional news and information about LCA-Vision and laser vision correction, please visit the Company's Web site at www.lca-vision.com.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.
                       [Tables to Follow]

                         LCA-VISION INC.
           Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 1999 and 1998
                          (unaudited)

Dollars in thousands,
except per share data                           Three Months Ended
                                                     March 31,

                                                 1999         1998
                                                 ----         ----
Revenues:
    Laser refractive surgery procedures      $ 13,389    $   6,446
    Other                                         478          763
                                              -------     --------
Total revenues                                 13,867        7,209

Costs and expenses:
    Medical professional and license fees       6,015        2,656
    Direct costs of services                    2,556        2,819
    General and administrative expenses         2,970        2,093
    Depreciation and amortization                 712        1,055
                                              -------      -------
Operating income (loss)                         1,614      (1,414)

Equity in earnings from
    Unconsolidated businesses                     323           56
    Interest expense                             (93)        (344)
    Interest income                               147          112
    Other income (expense)                      (277)           25

Income (loss) before taxes on income            1,714      (1,565)

Taxes on income                                               (28)
                                                           -------
Net income (loss)                               1,714      (1,593)

Dividends to preferred shareholders              (84)         (43)
                                               ------      -------
Income (loss) available to
  common shareholders                         $ 1,630     $(1,636)
                                               ------      -------
                                               ------      -------
Income (loss) per common share
    Basic                                    $   0.04    $  (0.04)
    Diluted                                  $   0.04    $  (0.04)

Weighted average shares outstanding
    Basic                                      43,779       36,665
    Diluted                                    47,082       36,665

    EBITDA                                    $ 2,326    $   (359)

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